EXHIBIT 3.2

Amendment No. 1
to
Bylaws of
Griffin Capital Essential Asset REIT II, Inc.

The Board of Directors of Griffin Capital Essential Asset REIT II, Inc. (the “Corporation”), at a duly convened meeting of the Board of Directors at which a quorum was present, by the affirmative vote of a majority of the directors present at such meeting and in accordance with the Bylaws of the Corporation (the “Bylaws”) and the Maryland General Corporation Law, approved and adopted the following amendment to the Bylaws. Unless otherwise defined in this amendment, capitalized terms used in this amendment shall have the same meanings as set forth in the Bylaws.

The Bylaws are hereby amended by adding the following as new Article XIV after existing Article XIII:
ARTICLE XIV
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of a different forum, the Circuit Court for Baltimore City, Maryland (or, if the Circuit Court for Baltimore City lacks subject matter jurisdiction, the United States District Court for the District of Maryland; provided, in each such case that such court has personal jurisdiction over the indispensable parties named as defendants) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach by any director, officer or other employee of the Corporation of a duty owed to the Corporation or the Corporation’s stockholders or of any standard of conduct set forth in the MGCL, (iii) any action asserting a claim arising pursuant to any provision of the MGCL including, but not limited to, the meaning, interpretation, effect, validity, performance or enforcement of the Charter or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. The Corporation and its stockholders consent to the assignment of any proceeding described in the foregoing sentence to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 or any successor thereof.

Effective as of April 30, 2019